                   PURCHASE AND SALE AGREEMENT



                          by and between



           THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation


                               and


              ST. CLAIR SQUARE LIMITED PARTNERSHIP,
                 an Illinois limited partnership













                 Property Name:  St. Clair Square
              Location:  Fairview Heights, Illinois





                      Date:  October 4, 1996


                      TABLE OF CONTENTS

ARTICLE                                                      PAGE


1   SALE OF PROPERTY . . . . . . . . . . . . . . . . . . . . .  1
    1.1  Real Property . . . . . . . . . . . . . . . . . . . .  1
    1.2  Personal Property . . . . . . . . . . . . . . . . . .  1
    1.3  Other Property Rights . . . . . . . . . . . . . . . .  2

2   PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . .  2
    2.1  Deposit Money . . . . . . . . . . . . . . . . . . . .  2
    2.2  Cash at Closing . . . . . . . . . . . . . . . . . . .  3

3   TITLE MATTERS. . . . . . . . . . . . . . . . . . . . . . .  3
    3.1  Title to Real Property. . . . . . . . . . . . . . . .  3
    3.2  Title Defects . . . . . . . . . . . . . . . . . . . .  3
         3.2.1     Certain Exceptions to Title . . . . . . . .  3
         3.2.2     Discharge of Title Objections . . . . . . .  4
    3.3  Title Insurance . . . . . . . . . . . . . . . . . . .  5

4   BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY. . . . . .  5

5   ADJUSTMENTS AND PRORATIONS . . . . . . . . . . . . . . . .  5
    5.1  Real Estate Taxes . . . . . . . . . . . . . . . . . .  5
    5.2  Fixed, Minimum and Base Rents . . . . . . . . . . . .  6
    5.3  Overage Rents . . . . . . . . . . . . . . . . . . . .  6
    5.4  Common Area Maintenance Charges, Central Plant
         Charges and Similar Expenses. . . . . . . . . . . . .  7
    5.5  Prepaid Rents and Security Deposits . . . . . . . . .  8
    5.6  Contracts . . . . . . . . . . . . . . . . . . . . . .  8
    5.7  Ground Lease Rentals. . . . . . . . . . . . . . . . .  8
    5.8  Merchant Association Dues . . . . . . . . . . . . . .  8
    5.9  Apportionment Credit. . . . . . . . . . . . . . . . .  8
    5.10 Closing Costs . . . . . . . . . . . . . . . . . . . .  8
    5.11 Delayed Adjustment. . . . . . . . . . . . . . . . . .  9
    5.12 Collections and Application of Payments after
         Closing . . . . . . . . . . . . . . . . . . . . . . .  9
    5.13 Survival. . . . . . . . . . . . . . . . . . . . . . .  9

6   CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . 10
    6.1  Closing Date. . . . . . . . . . . . . . . . . . . . . 10
    6.2  Title Transfer and Payment of Purchase Price. . . . . 10
    6.3  Seller's Closing Deliveries.. . . . . . . . . . . . . 10
    6.4  Buyer Closing Deliveries. . . . . . . . . . . . . . . 12
    6.5  Delivery of Deed. . . . . . . . . . . . . . . . . . . 13
    6.6  Property Document Escrow. . . . . . . . . . . . . . . 13

7   CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . 14
    7.1  Seller's Obligations. . . . . . . . . . . . . . . . . 14
    7.2  Buyer's Obligations . . . . . . . . . . . . . . . . . 14

ARTICLE                                                      PAGE

    7.3  Waiver of Failure of Conditions Precedent . . . . . . 15

8   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . 15
    8.1  Buyer's Representations . . . . . . . . . . . . . . . 15
         8.1.1     Buyer's Authorization . . . . . . . . . . . 15
    8.2  Seller's Representations. . . . . . . . . . . . . . . 16
         8.2.1     Seller's Authorization. . . . . . . . . . . 16
         8.2.6     Other Seller's Representations. . . . . . . 17
    8.3  General Provisions. . . . . . . . . . . . . . . . . . 17
         8.3.1     No Representation As to Leases. . . . . . . 18
         8.3.2     Definition of "Seller's Knowledge". . . . . 18
         8.3.3     Seller's Representations Deemed Modified. . 18
         8.3.4     Notice of Breach; Seller's Right to Cure. . 18
         8.3.5     Survival; Limitation on Seller's
              Liability. . . . . . . . . . . . . . . . . . . . 19

9   COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 20
    9.1  Buyer's Covenants . . . . . . . . . . . . . . . . . . 20
         9.1.1     Confidentiality . . . . . . . . . . . . . . 20
         9.1.2     Buyer's Indemnity; Delivery of Reports. . . 20
         9.1.3     Limit on Government Contacts. . . . . . . . 21
    9.2  Seller's Covenants. . . . . . . . . . . . . . . . . . 21
         9.2.1     Service Contracts . . . . . . . . . . . . . 21
         9.2.2     Maintenance of Property . . . . . . . . . . 21
         9.2.3     Access to Property. . . . . . . . . . . . . 22
    9.3  Mutual Covenants. . . . . . . . . . . . . . . . . . . 22
         9.3.1     Publicity . . . . . . . . . . . . . . . . . 22
         9.3.2     Broker. . . . . . . . . . . . . . . . . . . 22
         9.3.3     Tax Refunds and Credits . . . . . . . . . . 23
         9.3.4     Survival. . . . . . . . . . . . . . . . . . 23

10  FAILURE OF CONDITIONS. . . . . . . . . . . . . . . . . . . 23
    10.1 To Seller's Obligations . . . . . . . . . . . . . . . 23
    10.2 To Buyer's Obligations. . . . . . . . . . . . . . . . 24

11  CONDEMNATION/CASUALTY. . . . . . . . . . . . . . . . . . . 24
    11.1 Condemnation. . . . . . . . . . . . . . . . . . . . . 24
         11.1.1   Right to Terminate . . . . . . . . . . . . . 24
         11.1.2   Assignment of Proceeds . . . . . . . . . . . 24
    11.2 Destruction or Damage . . . . . . . . . . . . . . . . 25
    11.3 Insurance . . . . . . . . . . . . . . . . . . . . . . 25
    11.4 Effect of Termination . . . . . . . . . . . . . . . . 25
    11.5 Waiver. . . . . . . . . . . . . . . . . . . . . . . . 25

12  ESTOPPELS. . . . . . . . . . . . . . . . . . . . . . . . . 26
    12.1 Estoppels . . . . . . . . . . . . . . . . . . . . . . 26
         12.1.1    Ground Lease Estoppel Letter. . . . . . . . 26

ARTICLE                                                      PAGE

         12.1.2    Ground Lease Estoppel Letter. . . . . . . . 26
         12.1.3    REA Estoppel Letters. . . . . . . . . . . . 26
         12.1.4    Missing Estoppels . . . . . . . . . . . . . 27

13  LEASING MATTERS. . . . . . . . . . . . . . . . . . . . . . 27
    13.1 New Leases. . . . . . . . . . . . . . . . . . . . . . 27
    13.2 Lease Expenses. . . . . . . . . . . . . . . . . . . . 27
    13.3 Other Lease Activity. . . . . . . . . . . . . . . . . 28
    13.4 Lease Enforcement . . . . . . . . . . . . . . . . . . 29
    13.5 Lease Termination Prior to Closing. . . . . . . . . . 29

14  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . 29
    14.1 Buyer's Assignment. . . . . . . . . . . . . . . . . . 29
    14.2 Designation Agreement . . . . . . . . . . . . . . . . 29
    14.3 Survival/Merger . . . . . . . . . . . . . . . . . . . 30
    14.4 Integration; Waiver . . . . . . . . . . . . . . . . . 30
    14.5 Governing Law . . . . . . . . . . . . . . . . . . . . 30
    14.6 Captions Not Binding; Schedules and Exhibits. . . . . 30
    14.7 Binding Effect. . . . . . . . . . . . . . . . . . . . 31
    14.8 Severability. . . . . . . . . . . . . . . . . . . . . 31
    14.9 Notices . . . . . . . . . . . . . . . . . . . . . . . 31
    14.10     Counterparts . . . . . . . . . . . . . . . . . . 32
    14.11     No Recordation . . . . . . . . . . . . . . . . . 32
    14.12     Additional Agreements; Further Assurances. . . . 32
    14.13     Construction . . . . . . . . . . . . . . . . . . 32
    14.14     ERISA. . . . . . . . . . . . . . . . . . . . . . 33
    14.15     Business Day . . . . . . . . . . . . . . . . . . 33
    14.16     Seller's Maximum Aggregate Liability . . . . . . 33


                             EXHIBITS

Exhibit A -   Legal Description
Exhibit B -   List of Contracts And Leasing Commissions Due
Exhibit C -   Form of Assignment of Ground Lease
Exhibit D -   Title Report
Exhibit E -   Personal Property
Exhibit F -   Form of Buyer's As-Is Certificate And Agreement
Exhibit G -   Form of Special Warranty Deed
Exhibit H -   Form of Bill of Sale
Exhibit I -   Form of Assignment of Leases
Exhibit J -   List of Tenants
Exhibit K -   Form of Assignment of Contracts
Exhibit L-1   -    List of Anchor Tenants
Exhibit L-2   -    Form of Tenant Estoppel Letter
Exhibit L-3   -    Form of Seller's Estoppel Certificate
Exhibit M -   Form of Notice to Tenants
Exhibit N -   Form of Seller's FIRPTA Affidavit
Exhibit O -   Form of Buyer's ERISA Representation
Exhibit P -   Litigation Notices, Contract Defaults,
          Governmental Violations And Lease Defaults
Exhibit Q -   Permitted Exceptions
Exhibit R -   Form of Irrevocable Letter of Credit
Exhibit S -   Prospective Leases
Exhibit T -   Form of Ground Lease Estoppel


                    PURCHASE AND SALE AGREEMENT


    THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made this 4th day of October, 1996, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation ("Seller"), and ST. CLAIR SQUARE LIMITED PARTNERSHIP, an Illinois limited partnership ("Buyer").


                       W I T N E S S E T H:

    In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:


                            ARTICLE 1

                         SALE OF PROPERTY

    Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions stated herein, all of Seller's right, title and interest in and to the following (herein collectively called the "Property"):

    1.1 REAL PROPERTY. Fee simple estate in that certain parcel of real estate located in Fairview Heights, Illinois and legally described as Parcel 1 in EXHIBIT A attached hereto and incorporated herein by this reference (the "Fee Estate") and that certain leasehold estate (the "Leasehold Estate") granted by that certain ground lease (the "Ground Lease") described in Parcel 2 in EXHIBIT A demising certain premises (the "Ground Lease Premises") described in the exception from Parcel 1 in EXHIBIT A, together with all buildings, improvements and fixtures located on the Fee Estate or the Ground Lease Premises and all rights, privileges and appurtenances pertaining thereto including all of Seller's right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements (including all reciprocal easement agreements), strips or gores of land adjacent thereto (herein collectively called the "Real Property"); and

    1.2 PERSONAL PROPERTY. All tangible personal property owned by Seller (excluding any computer or computer equipment and software owned by Seller or Seller's property manager), located on the Real Property, and used in the ownership, operation and maintenance of the Real Property and all nonconfidential books, records and files (excluding appraisals, budgets, Seller's strategic plans for the Property, internal analyses, marketing information regarding the sale of the Property, submissions relating to Seller's obtaining of corporate authorization, attorney and accountant work product, or other information in the possession or control of Seller or Seller's property manager which Seller deems proprietary (collectively, "Proprietary Materials")) relating to the Real Property (herein collectively called the "Personal Property"); and

    1.3 OTHER PROPERTY RIGHTS. (a) Seller's interest as landlord in all leases encumbering the Real Property on the Closing Date (as defined in Section 6.1); (b) if and to the extent assignable by Seller, (i) all service, supply, maintenance, utility and commission agreements, all equipment leases entered into in connection with the maintenance and operation of the Property, and all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements, including, without limitation, the agreements described in EXHIBIT B attached hereto and incorporated herein by this reference, and (ii) Seller's interest in all licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property or Personal Property; and (c) all rights of Seller (if any) to the name "St. Clair Square", to the extent such rights are assignable (it being acknowledged by Buyer that Seller does not have exclusive rights to use such name and that Seller has not registered the same in any manner) (the rights and interests of Seller described in clauses (a) through (c) hereinabove being herein collectively called the "Other Property Rights").


                            ARTICLE 2

                          PURCHASE PRICE

    The total purchase price to be paid by Buyer for the purchase of the Property is the sum of EIGHTY-SIX MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($86,500,000.00) in immediately available funds (the "Purchase Price"). The Purchase Price shall be paid in the following manner:

    2.1 DEPOSIT MONEY. Upon expiration of the Due Diligence Period (as defined below), Buyer shall deposit the sum of One Million AND NO/100 DOLLARS ($1,000,000.00) in immediately available funds as a deposit (the "Deposit") with Chicago Title and Trust Company whose mailing address is 171 North Clark Street, Chicago,
Illinois 60601, Attention:                         , as escrow
agent ("Escrow Agent"). The Deposit shall be non-refundable except as herein provided. Any interest earned on the Deposit shall be considered a part of the Deposit. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date. The Deposit may be satisfied in whole or in part by delivery of a Letter of Credit (as defined below), in which event, to the extent that a Letter of Credit is utilized, no interest shall accrue or be paid, and the Letter of Credit shall be held by Seller. From and after the delivery of a Letter of Credit, all references to the Deposit shall be deemed to mean a Letter of Credit to the extent applicable. As used herein, the term "Letter of Credit" shall mean an irrevocable letter of credit issued in favor of Seller, by First Tennessee Bank, or such other bank acceptable to Seller and in the form attached hereto as EXHIBIT R. The expiry date of the Letter of Credit shall not be before December 31, 1996. A Letter of Credit may be drawn upon by Seller, by a whole or partial draw to the extent necessary to cure default of Buyer under this Agreement. Notwithstanding anything to the contrary contained herein, in the event of any draw on the Letter of Credit, the proceeds of the draw shall be deposited with Escrow Agent pursuant to strict joint order escrow between Buyer, Seller and Escrow Agent to be held and distributed as is required for the Deposit under this Agreement.

    2.2 CASH AT CLOSING. On the Closing Date, Buyer shall pay to Seller an amount equal to the difference between (a) the Purchase Price, and (b) the amount of the Deposit as of the Closing Date (the "Balance"), subject to the prorations and adjustments set forth in Article 5 or as otherwise provided under this Agreement, plus any other amounts required to be paid by Buyer at Closing, in immediately available funds by wire transfer as more particularly set forth in Section 6.2. If the Deposit is provided in the form of a Letter of Credit, on the Closing Date, Buyer shall pay to Seller the Purchase Price, subject to the prorations and adjustments provided in the immediately preceding sentence, and Seller shall return the Letter of Credit to Buyer.


                            ARTICLE 3

                          TITLE MATTERS

    3.1 TITLE TO REAL PROPERTY. Seller has previously delivered to Buyer (a) Chicago Title Insurance Company's (the "Title Company") commitment to issue an Owner's Policy of Title Insurance with respect to the Property (the "Title Report") identified as Title Insurance Commitment File No. 0184979, with an effective date of April 23, 1996, a copy of which is attached hereto as EXHIBIT D and incorporated herein by this reference, (b) copies of all recorded documents referred to on Schedule B of the Title Report as exceptions to coverage (the "Title Documents"), and (c) a certified boundary survey of the Property dated September 3, 1996, prepared by Stock & Associates Land Surveying, Inc. (the "Survey"). Except as provided in Section 3.2, Seller shall convey and Buyer shall accept title to the Property, subject only to such exceptions as Seller and Buyer shall agree upon during the Due Diligence Period (as defined below) (the "Permitted Exceptions"). When Seller and Buyer have agreed upon the Permitted Exceptions, a list thereof shall be attached hereto as EXHIBIT Q. Notwithstanding anything to the contrary contained herein, the Permitted Exceptions shall not include liens securing any financing obtained by Seller ("Financing Liens"), and Seller shall be required to clear any and all Financing Liens from title on or before the Closing.

    3.2  TITLE DEFECTS.

         3.2.1 CERTAIN EXCEPTIONS TO TITLE. Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions and that adversely affect Buyer's title to the Real Property which may appear on supplemental title reports or updates to the Title Report or Survey issued at the request of Buyer after Seller and Buyer have agreed in writing upon the Permitted Exceptions (herein collectively called the "Other Liens") within ten (10) business days after the receipt thereof by Buyer. Unless Buyer shall timely object to such Other Liens, all such Other Liens and any matters which do not adversely affect Buyer's title to the Real Property which are set forth in any such supplemental reports or updates shall be deemed to constitute additional Permitted Exceptions. Any exceptions which are timely objected to by Buyer shall be herein collectively called the "Title Objections." Seller may elect (but, except for Financing Liens and as provided in this Section 3.2.1, shall not be obligated) to remove, or cause to be removed at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty
    (30) days) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of the Title Objections. Seller shall notify Buyer in writing within five
    (5) days after receipt of Buyer's notice of Title Objections whether Seller elects to remove the same. Notwithstanding the foregoing, with respect to Title Objections of a definite or ascertainable amount (other than Financing Liens, which Seller shall remove), Seller agrees that it will spend an aggregate amount not to exceed $50,000 to remove such Title Objections. If Seller is unable to remove or endorse over any Title Objections prior to the Closing, or if Seller elects not to remove one or more Title Objections and the aggregate cost of removal is not ascertainable or exceeds $50,000, Buyer may elect to either (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event such Title Objections shall be deemed "Permitted Exceptions" and the Closing shall occur as herein provided with a reduction of or credit against the Purchase Price not to exceed $50,000 (if and to the extent that the cost of removing the Title Objections can be ascertained).

         3.2.2 DISCHARGE OF TITLE OBJECTIONS. If on the Closing Date there are any Title Objections which Seller has elected to pay and discharge, Seller may use any portion of the Balance to satisfy the same, provided Seller shall deliver to Buyer at the Closing instruments in recordable form and sufficient to satisfy such Title Objections of record, together with the cost of recording or filing such instruments, or provided that Seller shall cause the Title Company to insure over the same, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

         3.2.3 FURTHER ENCUMBRANCES. Except as expressly permitted in this Agreement or otherwise consented to by Buyer, from and after the date hereof through the Closing Date, Seller shall not create any liens or easements encumbering the Property or any part thereof. If Seller defaults on its obligations under this Section 3.2.3 and fails to cure such default as provided in Section 3.2.1, Buyer may, as its sole remedy (except with respect to Financing Liens), terminate this Agreement and be paid by Seller the actual out-of-pocket costs incurred by Buyer in connection with the transaction contemplated by this Agreement not to exceed $100,000, in addition to recovery of the Deposit.

    3.3 TITLE INSURANCE. At Closing, the Title Company shall issue to Buyer, at Seller's sole cost and expense, an ALTA Form B
(1970) Owner's Form of title insurance policy with extended coverage (the "Owner's Title Policy"), in the amount of the Purchase Price, insuring that title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide, at Buyer's sole cost and expense, such endorsements (or amendments) to the Owner's Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost or additional liability to Seller, (b) Buyer's obligations under this Agreement shall not be conditioned upon Buyer's ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement (the "Transaction") without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer's request.


                            ARTICLE 4

         BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY

    Buyer acknowledges that commencing prior to the execution of this Agreement and continuing for a period which will expire on the date which is forty-five (45) days after the date hereof (the "Due Diligence Period"), Buyer has conducted, and shall continue to conduct, its examinations, inspections, testing, studies and/or investigations (herein collectively called the "Due Diligence") of the Property and information regarding the Property. If Buyer is not satisfied with the results of its Due Diligence, Buyer may terminate this Agreement by written notice to Seller given in accordance with the provisions of Section 14.9 hereof on or before the last day of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit. In the event Buyer fails to notify Seller in writing whether or not Buyer has elected to terminate this Agreement on or before the last day of the Due Diligence Period, Buyer shall be deemed to have terminated this Agreement in accordance with this Article 4. At Closing and as a material inducement for Seller to consummate the Transaction, Buyer will deliver a certification in the form of EXHIBIT F attached hereto and incorporated herein by this reference.


                            ARTICLE 5

                    ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

    5.1 REAL ESTATE TAXES. Real estate taxes shall be prorated on a cash basis for the calendar year in which the Closing occurs, regardless of the year for which such taxes are assessed. Such proration shall be calculated based upon the actual number of days in such calendar year, with Seller being responsible for that portion of such calendar year occurring prior to midnight of the day prior to the Closing Date and Buyer being responsible for that portion of such calendar year occurring after midnight of the day prior to the Closing Date. If the real estate tax rate and assessment has not been set for such taxes payable in the calendar year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding calendar year, and such proration shall be adjusted between Seller and Buyer upon presentation of written evidence that the actual taxes paid for the calendar year in which the Closing occurs differ from the amounts used at Closing and in accordance with the provisions of Section 5.10. Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be responsible for any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the date hereof. Notwithstanding the foregoing terms of this Section, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any real estate taxes or special assessments to the extent that Buyer is entitled after Closing to reimbursement of taxes and assessments, or the recovery of any increase in taxes and assessments, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased taxes and assessments from such tenants, it being understood and agreed by Buyer and Seller that the burden of collecting such reimbursements shall be solely on Buyer. There shall be no proration of real estate taxes other than those payable in the calendar year in which the Closing occurs.

    5.2 FIXED, MINIMUM AND BASE RENTS. Subject to Section 5.11 below, Seller shall be entitled to fixed, minimum and base rents which are due or past due or not yet due but accrued under the terms of the Leases, prorated to midnight of the day prior to the Closing Date, regardless of when such payments are actually made. Notwithstanding the foregoing, for the purpose of making apportionments at Closing, Buyer and Seller shall not prorated Delinquent Amounts (as defined below).

    5.3 OVERAGE RENTS. Overage rents to be prorated hereunder shall include, but not be limited to, percentage rents, consumer price index escalation payments and other similar rental payments in excess of fixed, minimum and base rents under the Leases, whether finally determined before or after the expiration of the fiscal years under various Leases. Overage rents shall be separately prorated under each Lease on the basis of the fiscal year set forth in each Lease for the payment of overage rents. All interim overage rent payments made before the Closing Date shall be retained by Seller until year-end adjustment and determination of Seller's allocable share thereof, except that interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Buyer based upon the number of days in that month occurring before the Closing Date, and the party receiving the interim payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. All amounts received by Buyer on or after the Closing Date as interim payments of overage rents shall be retained by Buyer until year-end adjustment and determination of Seller's allocable share thereof, except to the extent provided in Section 5.11 below. Upon final determination of overage rents collected from a tenant under its Lease for the fiscal year under that Lease in which the Closing Date occurs, Seller and Buyer shall adjust between themselves amounts collected for such fiscal year on account of overage rents, and Seller's allocable share of such overage rents shall be equal to an amount determined by multiplying total overage rents collected by the fraction whose numerator is the number of days in such fiscal year before the Closing Date, and whose denominator is the total number of days in such fiscal year. Buyer shall furnish Seller with financial statements indicating the sales and overage (percentage) rent figures for each tenant for all relevant periods. Within fifteen (15) days after final determination of overage rents collected by a tenant under its Lease for the fiscal year under that Lease in which the Closing Date occurs, Buyer shall remit to Seller its allocable share, less interim payments previously retained by Seller, if any. If Seller has retained amounts in excess of its allocable share, Seller, within fifteen (15) days after notice from Buyer of the excess owed Buyer, remit such excess to Buyer. Any overage rents with respect to Leases terminated before the Closing Date shall belong entirely to Seller, and Buyer shall remit to Seller all payments made to Buyer after the Closing Date on account of such overage rents. Any overage rents with respect to Leases commencing on or after the Closing Date shall belong entirely to Buyer. If any overage rents are collected subsequent to the year-end reconciliation between Buyer and Seller which are allocable to the year in which Closing occurs, the party collecting such amounts shall immediately remit to the other party its allocable share.

    5.4  COMMON AREA MAINTENANCE CHARGES, CENTRAL PLANT CHARGES
AND SIMILAR EXPENSES. To the extent tenants under Leases pay monthly estimates of common area maintenance charges, central plant charges, utility charges and similar expenses or other periodic charges (collectively, "Charges") with an adjustment at the end of each fiscal year applicable to Charges, they shall be prorated in accordance with this Section 5.4. Until the adjustment described in this Section is made, all amounts received by Seller as interim payments of Charges before the Closing Date shall be retained by Seller, except that all interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Buyer based upon the number of days in that month occurring before the Closing Date and the party receiving the interim payment shall remit to (if received on or after the Closing
Date) or credit (if received before the Closing Date) the other party its proportionate share. All amounts received by Buyer as interim payments of Charges on or after the Closing Date shall be retained by Buyer until year-end adjustment and determination of Seller's allocable share thereof except to the extent provided in
Section 5.11 below. Within sixty (60) days after the conclusion of the common area fiscal year, Seller's allocable share of actual Charges for Leases in effect as of the Closing Date shall be determined by multiplying the total payments due from tenants for such fiscal year (the sum of estimated payments plus or minus year-end adjustments) by a fraction, the numerator of which is Seller's actual cost of providing common area maintenance services prior to the Closing Date (within that portion of the fiscal year prior to Closing Date in which the Lease is in effect), and the denominator of which is the cost of providing such services for the entire fiscal year (or that portion of the fiscal year in which the Lease is in effect). If any Lease provides for the adjustment of Charges on the basis of a period other than the common area fiscal year, a reasonable method of calculating the adjustment for that tenant will be determined so that all adjustments can be made at the same time. If, on the basis of amounts actually incurred and the estimated payments received by Seller prior to the Closing Date, Seller has retained amounts in excess of its allocable share, it shall remit, within fifteen (15) days after notice from Buyer of the excess owed Buyer, such excess to Buyer. If, on the basis of the foregoing amounts, Seller has retained less than its allocable share, Buyer shall remit, within fifteen (15) days after notice from Seller of the amount owed Seller, such amount to Seller.

    5.5 PREPAID RENTS AND SECURITY DEPOSITS. All prepaid rents (including any prepaid real estate tax payments) and security and other deposits of all tenants under Leases not theretofore applied, with interest thereon to the extent any interest is required to be paid to such tenants, shall be delivered by Seller to Buyer on the Closing Date, or Seller may elect to give Buyer a credit against the Purchase Price in the amount of such prepaid rent or deposits.

    5.6 CONTRACTS. To the extent not included in Charges, Buyer shall be entitled to a credit against the Purchase Price for sums that are due (or accrued) and unpaid as of the Closing Date under any contracts listed on EXHIBIT B, and Seller shall be entitled to a credit to the extent that sums have been paid under any such contracts for services to be performed or goods to be delivered after the Closing Date.

    5.7 GROUND LEASE RENTALS. All rents due under the Ground Lease shall be prorated between Seller and Buyer as of midnight of the day prior to the Closing Date. Seller shall be liable for all such rents attributable to the period prior to the Closing Date. Buyer shall be liable for all such rents attributable to the period after the Closing Date.

    5.8 MERCHANT ASSOCIATION DUES. Buyer shall be entitled to a credit against the Purchase Price for merchant association dues that are due (or accrued) and unpaid as of the Closing Date, and Seller shall be entitled to a credit to the extent that such dues have been prepaid.

    5.9 APPORTIONMENT CREDIT. In the event the apportionments to be made at the Closing result in a credit balance (i) to Buyer, such sum shall be paid (at Seller's option) at the Closing by giving Buyer a credit against the Balance in the amount of such credit balance, or (ii) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Balance.

    5.10 CLOSING COSTS. Buyer shall pay all premiums and charges of the Title Company for endorsements to the Owner's Title Policy ordered by Buyer, all recording and filing charges in connection with the instrument by which Seller conveys the Property, one-half (1/2) of all escrow or closing charges and transfer taxes and similar charges, if any, applicable to the transfer of the Property to Buyer, all costs of Buyer's Due Diligence and any other costs customarily paid by the buyer pursuant to local practice. Seller shall pay all premiums and charges of the Title Company for the Owner's Title Policy (excluding charges for endorsements requested by Buyer) to be issued pursuant to the title report, the cost of the Survey, one-half (1/2) of all escrow or closing charges and transfer taxes and similar charges, if any, applicable to the transfer of the Property to Buyer, and any other costs customarily paid by the seller pursuant to local practice. Except as otherwise agreed by the parties, each party shall pay its own attorneys.

    5.11 DELAYED ADJUSTMENT. If at any time following the Closing Date, the amount of an item listed in any section of this Article
5 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before eighteen (18) months after Closing.

    5.12 COLLECTIONS AND APPLICATION OF PAYMENTS AFTER CLOSING. With respect to all rents, rents shall be deemed received by a party if received by such party's property manager. After the Closing Date, Buyer shall bill tenants for all amounts due under Leases, including amounts accruing prior to the Closing Date, and make a good faith effort to collect such amounts, provided that Buyer shall not be required to incur costs or commence litigation to collect same. Buyer shall prepare and send to tenants all financial statements and data required by Leases, and Seller shall cooperate and assist Buyer in preparing same as may be reasonably required and requested by Buyer. Any amounts due and owing Seller before the Closing Date by tenants under the Leases which are unpaid on the Closing Date are herein called "Delinquent Amounts." Notwithstanding the foregoing or any direction from tenants to the contrary, rental and other payments received by Buyer or Seller from tenants shall be first applied toward the actual out-of-pocket costs of collection paid by Buyer, then toward the payment of rent and other charges owed to Buyer (without reduction for any portion thereof payable to the managing agent), and any excess monies received shall be applied toward the payment of Delinquent Amounts. Buyer may not waive any Delinquent Amounts nor modify a Lease so as to reduce amounts or charges owed under Leases for any period in which Seller is entitled to receive a share of charges or amounts, without first obtaining Seller's written consent. Seller shall have and reserves the right to pursue any remedy against any tenant owing Delinquent Amounts, provided that Seller shall in no event institute any proceeding to evict or dispossess a tenant from the Real Property. Buyer may, by written notice to Seller restrict Seller from collecting such Delinquent Amounts, but only if Buyer first pays Seller such Delinquent Amounts in exchange for Seller's assignment to Buyer of all of Seller's rights and causes of action with respect thereto.

    5.13 SURVIVAL. The provisions of this Article 5 shall survive the Closing and not be merged therein.


                            ARTICLE 6

                             CLOSING

    Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

    6.1 CLOSING DATE. Subject to Seller's right to extend the Closing as provided in this Agreement, the Transaction shall close ("Closing") on November 22, 1996 (the "Closing Date"). Closing may, at Seller's election, be either by a so-called "New York style" closing or through escrow. The Closing shall take place at 10:00 a.m. Central Time in the offices of Seller's attorneys, or at Buyer's lender's attorneys, upon Buyer's request, and Buyer and Seller shall conduct a "pre-closing" on the last business day prior to the Closing Date with title transfer and payment of the Purchase Price to be completed on the Closing Date as set forth in Section
6.2.  Time is of the essence with respect to the Closing Date.

    6.2 TITLE TRANSFER AND PAYMENT OF PURCHASE PRICE. Provided all conditions precedent to Seller's obligations hereunder have been satisfied, Seller agrees to convey title to the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer's obligations hereunder have been satisfied, Buyer agrees to deliver the payment specified in Section 2.2 by timely delivering the same to the Escrow Agent no later than 1:00 p.m. Central Time on the Closing Date and unconditionally directing the Escrow Agent to deposit the same in Seller's designated account by 2:00 p.m. Central Time on the Closing Date. For each full or partial day after the Closing Date that Seller has not received in its account the payment specified in Section 2.2, Buyer shall pay to Seller one (1) day's interest on the unpaid funds at the rate per annum equal to the "prime" lending rate of interest then in effect as announced by The First National Bank of Chicago. Notwithstanding the foregoing, Seller shall have the right to terminate this Agreement at any time if such payment is not received by 2:00 p.m. Central Time on the Closing Date.

    6.3 SELLER'S CLOSING DELIVERIES. At the Closing, Seller shall deliver or cause to be delivered to Buyer or the Escrow Agent the following:

         (a) DEED. A special warranty deed in the form of EXHIBIT G attached hereto and incorporated herein by this reference, conveying to Buyer all of Seller's right, title and interest in and to the Fee Estate, subject only to the Permitted Exceptions ("Deed").

         (b) ASSIGNMENT OF GROUND LEASE. An assignment and assumption of ground lease, in the form of EXHIBIT C attached hereto and incorporated herein by this reference (the "Assignment of Ground Lease") transferring all of Sellers right, title and interest in and to the Leasehold Estate.

         (c) BILL OF SALE. A bill of sale in the form of EXHIBIT H attached hereto and incorporated herein by this reference conveying all of Seller's right, title and interest in and to the Personal Property.

         (d) ASSIGNMENT OF TENANT LEASES. An assignment and assumption of tenant leases, in the form of EXHIBIT I attached hereto and incorporated herein by this reference ("Assignment of Leases") transferring all of Seller's interest in the tenant space leases for the tenants identified on EXHIBIT J attached hereto and incorporated herein by this reference (as updated at Closing) and any amendments, guarantees and other documents relating thereto (herein collectively called the "Leases"), together with all assignable non-cash security deposits deposited by the tenants thereunder and not applied by Seller in accordance with the terms of the Leases.

         (e) ASSIGNMENT OF EQUIPMENT LEASES, COMMISSION AGREEMENTS AND SERVICE CONTRACTS. An assignment and assumption of equipment leases, commission agreements, service contracts, warranties and guaranties and the Other Property Rights (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) in the form of EXHIBIT K attached hereto and incorporated herein by this reference ("Assignment of Contracts"), transferring, to the extent assignable, without liability or expense to Seller, all of Seller's interest in the agreements listed on EXHIBIT B hereto (not including the management agreement), all warranties and guaranties which remain in effect on the Closing Date and any Other Property Rights not otherwise transferred to Buyer (all of the foregoing being herein collectively called the "Contracts"). Seller shall not assign any existing management agreement or any contracts or policies of insurance for the Property. Seller shall terminate the existing management agreement on or before the Closing Date and satisfy all obligations to the manager, except the commissions described on EXHIBIT B or any expenses constituting Lease Expenses for which Buyer is liable pursuant to Article 13 hereof, which commissions Buyer agrees to pay as and when due.

         (f) NOTICE TO TENANTS. A single form letter in the form of EXHIBIT M attached hereto and incorporated herein by this reference to each tenant under the Leases, duplicate copies of which would be sent notifying it of the sale of the Property to Buyer and advising it that all future payments of rent and other payments due under the Leases are to be made to Buyer at an address designated by Buyer.

         (g) NON-FOREIGN STATUS AFFIDAVIT. A non-foreign status affidavit in the form of EXHIBIT N attached hereto and incorporated herein by this reference, as required by Section
    1445 of the Internal Revenue Code.

         (h)  EVIDENCE OF AUTHORITY.  A certificate of an
    Assistant Secretary of Seller with respect to the authority to act on behalf of Seller of the individual executing on behalf of Seller all documents contemplated by this Agreement.

         (i) SELLER'S CERTIFICATE. The certificate of Seller certifying to the matters set forth in Section 8.2.

         (j) PROPERTY DOCUMENTS. (i) To the extent in the possession of Seller or the current manager of the Property,
    (A) the original (or, if unavailable, a copy) of the existing certificate or certificates of occupancy for the Property, and
    (B) all original (or, if unavailable, copies of) certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction; and (ii) all books and records (other than Proprietary Materials) located at the Property, the Parsippany, New Jersey office of Seller or at the office of Seller's building manager relating to the Property and the ownership and operation thereof (the items described in clauses
    (i) and (ii) being herein collectively called the "Property
    Documents").

         (k) OTHER DOCUMENTS. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

         (l) LETTERS OF CREDIT AS TENANT SECURITY DEPOSITS. With respect to any security deposits which are letters of credit, Seller shall, if the same are assignable, (i) deliver to Buyer at the Closing such letters of credit, (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith.

         (m) KEYS AND ORIGINAL DOCUMENTS. Keys to all locks on the Real Property (in Seller's or Seller's building manager's possession) and originals or, if originals are not available, copies, of the Leases and Contracts (unless canceled as set forth herein) encumbering the Property on the Closing Date.

         (n) TRANSFER TAXES. If applicable, duly completed and signed real estate transfer tax returns.

         (o) ASSIGNMENT OF REA. An Assignment of REA in form acceptable to Seller and Buyer transferring all of Seller's right, title and interest in and to all reciprocal easement agreements encumbering or appurtenant to the Real Property.

         (p) DEPOSIT. If the Deposit is in the form of a Letter of Credit, the original Letter of Credit for return to Buyer upon consummation of the Closing.

    6.4 BUYER CLOSING DELIVERIES. At the Closing, Buyer shall deliver or cause to be delivered to Seller or the Escrow Agent the following:

         (a)  BALANCE.  The Balance, as adjusted for
    apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

         (b)  ASSIGNMENT OF GROUND LEASE.  The Assignment of
    Ground Lease executed and acknowledged by Buyer.

         (c) ASSIGNMENT OF LEASES. The Assignment of Leases executed and acknowledged by Buyer.

         (d)  ASSIGNMENT OF EQUIPMENT LEASES, COMMISSION
    AGREEMENTS AND SERVICE CONTRACTS. The Assignment of Contracts executed and acknowledged by Buyer.

         (e) BUYER'S CERTIFICATES. The certificate of Buyer required under Article 4 hereof and a certificate of Buyer certifying as to the matters set forth in Section 8.1.

         (f) BUYER'S ERISA CERTIFICATE. The certificate of Buyer substantially in the form of EXHIBIT O attached hereto and incorporated herein by this reference and any other certificate or other information reasonably required by Seller to satisfy Seller that the Transaction does not constitute a non-exempt prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and that the Transaction complies with ERISA in all respects.

         (g)  EVIDENCE OF AUTHORITY.   Documentation to establish
    to Seller's reasonable satisfaction the due authorization of Buyer's acquisition of the Property and Buyer's delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer).

         (h)  OTHER DOCUMENTS.   Such other documents as may be
    reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

         (i) TRANSFER TAXES. If applicable, duly completed and signed real estate transfer tax returns.

    6.5 DELIVERY OF DEED. Effective upon delivery of the Deed, actual and exclusive possession (subject only to the Permitted
Exceptions) and risk of loss to the Property shall pass from Seller to Buyer.

    6.6 PROPERTY DOCUMENT ESCROW. Buyer agrees, at Buyer's expense and in coordination with Seller to make a copy of all of the Property Documents. At Closing, Buyer and Seller shall deposit said copies of the Property Documents in sealed cartons with an escrowee mutually acceptable to Buyer and Seller pursuant to an escrow agreement in form and substance reasonably acceptable to Buyer, Seller and such escrowee. Such escrow agreement shall provide that, unless otherwise directed by a court of competent jurisdiction, the escrowee shall hold such sealed cartons of copies of Property Documents in escrow and may only unseal and open said cartons upon the joint written instructions, and in the physical presence, of Buyer and Seller.


                            ARTICLE 7

                      CONDITIONS TO CLOSING

    7.1  SELLER'S OBLIGATIONS.   Seller's obligation to close the
Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

         (a) CORPORATE APPROVAL. The unconditional approval of the Transaction by Seller's corporate officers, Seller's investment management committee and its Law Department each in their sole discretion on or before October 15, 1996 (failure of Seller to notify Buyer in writing on or before October 15, 1996 that it has obtained such approval shall be deemed disapproval, in which case this Agreement shall automatically terminate, and the Deposit shall be immediately returned to Buyer);

         (b) REPRESENTATIONS TRUE. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing
    Date, as if made on and as of such date; and

         (c) BUYER'S DELIVERIES COMPLETE. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 6.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

    7.2 BUYER'S OBLIGATIONS. Buyer's obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

         (a)  REPRESENTATIONS TRUE.  Subject to the provisions of
    Section 8.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in
    Section 8.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date;

         (b)  TITLE CONDITIONS SATISFIED.  At the time of the
    Closing, title to the Property shall be as provided in Article 3 of this Agreement;

         (c) TENANT BANKRUPTCY. No bankruptcy proceedings shall have initiated between the end of the Due Diligence Period and the Closing Date with respect to any Anchor Tenant; and

         (d) SELLER'S DELIVERIES COMPLETE. Seller shall have delivered all of the documents and other items required pursuant to Section 6.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

    7.3 WAIVER OF FAILURE OF CONDITIONS PRECEDENT. At any time or times on or before the date specified for the satisfaction of any condition, Buyer or Seller may elect in writing to waive the benefit of any such condition set forth in Section 7.1 or Section 7.2, respectively. By closing the Transaction, Buyer and Seller shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 7.1 and
Section 7.2. In the event any of the conditions set forth in Sections 7.1 or 7.2 are neither waived nor fulfilled, Buyer or Seller (as appropriate) may terminate their obligations to perform at the Closing and otherwise under this Agreement in accordance with the provisions of Article 10.


                            ARTICLE 8

                  REPRESENTATIONS AND WARRANTIES

    8.1 BUYER'S REPRESENTATIONS. Buyer represents and warrants to, and covenants with, Seller as follows:

         8.1.1 BUYER'S AUTHORIZATION. Buyer is duly organized (or formed), validly existing and in good standing under the laws of its State of organization and the State in which the Property is located, and is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer have been duly authorized by all requisite partnership and corporate action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

    8.2 SELLER'S REPRESENTATIONS. Seller represents and warrants to Buyer as follows:

         8.2.1 SELLER'S AUTHORIZATION. Seller is (a) duly organized (or formed), validly existing and in good standing under the laws of its State of organization and the State in which the Property is located, (b) except as described in
    Section 7.1(a) hereof, is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller and to perform its obligations hereunder and thereunder. Except as described in Section 7.1(a) hereof, this Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite corporate action on the part of Seller and are the valid and legally binding obligation of Seller enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the articles of incorporation and by-laws of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

         8.2.2 TITLE TO PERSONAL PROPERTY. Seller owns good and marketable title to the Personal Property described on EXHIBIT E attached hereto free and clear of all liens, claims, charges, exceptions or encumbrances other than the Permitted Exceptions, to the extent applicable thereto.

         8.2.3 PROPERTY FILES. Except for the removal by Seller of Proprietary Materials, the Property Documents are the files kept in the ordinary course of business to manage the Property and to prepare reports to Seller's client with respect to the Property, and Seller has not removed any documents, agreements, correspondence or other information from the Property Documents with the intent of concealing information from Buyer.

         8.2.4 EMPLOYEES. Seller has no employees at the Property. To Seller's knowledge, the employees working in the management office at the Property are employees of the property manager.

         8.2.5 OPERATING STATEMENTS. The operating statements for the Property for calendar years 1993, 1994 and 1995 delivered by Seller to Buyer accurately reflect the revenue received and expenses paid with respect to the Property for the periods covered thereby.

         8.2.6 OTHER SELLER'S REPRESENTATIONS. To Seller's knowledge (as such term is hereinafter defined):

              (a) Except as listed in EXHIBIT P attached hereto and incorporated herein by this reference, Seller has not received any written notice of pending or threatened litigation against Seller (including any condemnation) which would, if determined adversely to Seller, adversely affect the Property.

              (b) Seller has not entered into any service, supply, maintenance or utility contracts affecting the Property which will be binding upon Buyer after the Closing other than the Contracts listed in EXHIBIT B attached hereto.

              (c) Seller has not received any written notice of default under the terms of any of the Contracts except as listed in EXHIBIT P attached hereto.

              (d) As of the date of this Agreement, the only tenants of the Property are the tenants listed in EXHIBIT J attached hereto and incorporated herein by this reference. Except as listed on EXHIBIT P, Seller has not received from or delivered to any tenant of the Property a notice of default under the terms of its lease, which default has not been cured.

              (e) Except as listed in EXHIBIT P attached hereto, Seller has not received any written notice from any governmental authority of any violation of any zoning, building, fire, or health code, statute, ordinance, rule or regulation applicable to the Property. Notwithstanding the foregoing, however, Seller shall not be required to disclose to Buyer (and shall not be deemed to make any representation or warranty with respect to) any notices relating to the environmental condition of the Property or Hazardous Materials in, at, under or about the Property, it being acknowledged and agreed to by both Buyer and Seller that Buyer will investigate and satisfy itself with regard to the environmental condition of Property and the presence or absence of Hazardous Materials during its due diligence period.

    8.3  GENERAL PROVISIONS.

         8.3.1 NO REPRESENTATION AS TO LEASES. Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

         8.3.2 DEFINITION OF "SELLER'S KNOWLEDGE". All references in this Agreement to "Seller's Knowledge" or words of similar import shall refer only to the actual knowledge of Terry McHugh, Seller's asset manager for the Property for the last year, and Peter Ruggiero (the "Designated Employees"), and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate thereof or to impose or have imposed upon the Designated Employees any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employees. There shall be no personal liability on the part of the Designated Employees arising out of any representations or warranties made herein. Seller agrees that if Buyer identifies a current employee of Seller other than the Designated Employees who has knowledge of the Property, Seller will upon written request from Buyer add such employee to the list of Designated Employees.

         8.3.3 SELLER'S REPRESENTATIONS DEEMED MODIFIED. To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period that Seller's representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer's knowledge or deemed knowledge, as the case may be. For purposes of this Agreement, Buyer shall be "deemed to know" that a representation or warranty was untrue, inaccurate or incorrect to the extent that this Agreement, the Property Documents deposited in escrow pursuant to Section 6.6 hereof, any estoppel certificate executed by any tenant of the Property and delivered to Buyer, or any studies, tests, reports, or analyses prepared by or for Buyer and delivered to Buyer prior to the Closing.

         8.3.4 NOTICE OF BREACH; SELLER'S RIGHT TO CURE. IF AFTER THE EXPIRATION OF THE DUE DILIGENCE PERIOD BUT PRIOR TO THE CLOSING, JOHN FOY or Steve Arnsdorff obtain actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such actual knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, John Foy or Steve Arnsdorff obtain actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty
    (30) days) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement; provided, however, that in the event of any such termination of this Agreement due to an intentional misrepresentation by Seller, Buyer shall be entitled to recover from Seller its out-of-pocket costs incurred in connection with the transaction contemplated by this Agreement not to exceed $100,000.00. If any such representation or warranty is untrue, inaccurate or incorrect but is not untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. The untruth, inaccuracy or incorrectness of a representation or warranty shall be deemed material only if Buyer's aggregate damages resulting from the untruth, inaccuracy or incorrectness of any of the representations or warranties are reasonably estimated by Buyer to exceed $100,000.00.

         8.3.5     SURVIVAL; LIMITATION ON SELLER'S LIABILITY.
    The representations and warranties made by Seller in
    Section 8.2 shall survive the Closing and not be merged therein for a period of one (1) year and Seller shall only be liable to Buyer hereunder for a breach of a representation and warranty made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before the first anniversary of the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for Seller's breaches of representations and warranties herein or in any documents executed by Seller at Closing (including, but not limited to, any Seller estoppel letters delivered pursuant to Section 6.3(g)) shall be limited as set forth in Section 14.16 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller's representations or warranties being untrue, inaccurate or incorrect if (a) John Foy or Steve Arnsdorff had actual knowledge or Buyer is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer's damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $100,000.00.


                            ARTICLE 9

                            COVENANTS

    9.1  BUYER'S COVENANTS.  Buyer hereby covenants as follows:

         9.1.1 CONFIDENTIALITY. Buyer acknowledges that any information furnished to Buyer with respect to the Property is and has been so furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, Buyer shall hold, and shall cause its directors, officers, employees and representatives to hold, in strict confidence, and not disclose to any other person without the prior written consent of Seller until the Closing shall have been consummated, any of the information in respect of the Property (other than information which is obtained or obtainable from other sources) delivered to or for the benefit of Buyer whether by agents, consultants, employees or representatives of Buyer or by Seller or any of its agents, representatives or employees, including, but not limited to, any information obtained by Buyer or any of Buyer's Representatives in connection with any studies, inspections, testings or analyses conducted by Buyer as part of its Due Diligence. In the event the Closing does not occur and this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Seller agrees to keep the terms of the transaction contemplated by this Agreement confidential through the expiration of the Due Diligence Period. Notwithstanding anything to the contrary hereinabove set forth, Buyer or Seller may disclose such information (i) to its officers and directors and any employees, agents, consultants or members of professional firms serving it,
    (ii) Buyer's prospective debt and/or equity lenders, their respective employees, agents and consultants and (iii) as any governmental agency may require in order to comply with applicable laws or regulations (including securities laws applicable to Buyer). The provisions of this Subsection 9.1.1 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement. Notwithstanding anything to the contrary contained herein, Seller shall not be entitled to terminate this Agreement due solely to a default by Buyer under this Section.

         9.1.2 BUYER'S INDEMNITY; DELIVERY OF REPORTS. Buyer hereby agrees to conduct all of its due diligence and its activities upon the Property in compliance with all laws. Buyer hereby agrees to indemnify, defend, and hold Seller free and harmless from and against any and all costs, loss, damages and expenses, of any kind or nature whatsoever (including attorneys fees and costs), arising out of or resulting from the entry and/or the conduct of activities upon the Property by Buyer, its agents, contractors and/or subcontractors in connection with the inspections, examinations, testings and investigations of the Property conducted at any time prior to the Closing, which indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement. The foregoing indemnity shall not protect Seller from costs, liabilities, damages or expenses arising solely from the discovery by Buyer of existing conditions at the Property during Buyer's inspections. Buyer shall deliver promptly to Seller copies of all third party reports (other than those containing privileged or confidential information) commissioned by Buyer evidencing the results of tests, studies or inspections of the Property.

         9.1.3 LIMIT ON GOVERNMENT CONTACTS. Notwithstanding any provision in this Agreement to the contrary, in connection with the preparation and review of so-called "Phase I" and "Phase II" environmental reports with respect to the Property, unless required by law, Buyer shall not contact any governmental official or representative regarding Hazardous Materials on or the environmental condition of the Property to the extent not previously known to such governmental official or representative without Seller's prior written consent thereto, which consent shall not be unreasonably withheld. In addition, if Seller's consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) days prior written notice (which notice period shall be shortened to the extent that less time remains in the Due Diligence Period) of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

    9.2  SELLER'S COVENANTS.  Seller hereby covenants as follows:

         9.2.1 SERVICE CONTRACTS. Without Buyer's prior consent, which consent shall not be unreasonably withheld, between the date hereof and the Closing Date Seller shall not extend, renew, replace or modify any Contract except in the ordinary course of business and on reasonable terms and unless such contract (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days' notice.

         9.2.2 MAINTENANCE OF PROPERTY. Except to the extent Seller is relieved of such obligations by Article 11 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller's past practices with respect to the Property; provided, however, that Buyer hereby agrees that it shall accept the Property subject to, and Seller shall have no obligation to cure, (i) all violations of law or municipal ordinances, orders or requirements and (ii) all physical conditions which would give rise to violations existing, which, with respect to both clauses (i) and (ii), exist the last day of the Due Diligence Period or, with respect to clause (i) only, which arise between the last day of the Due Diligence Period and the Closing Date. Between the date hereof and the Closing Date, Seller will promptly advise Buyer in writing of any written notice Seller receives after the date hereof from any governmental authority relating to the violation of any law or ordinance regulating the condition or use of the Property.

         9.2.3 ACCESS TO PROPERTY. Between the date hereof and the Closing, Seller shall allow Buyer or Buyer's representatives access to the Property Documents and Property upon reasonable prior notice at reasonable times provided
    (a) such access does not interfere with the operation of the Property or the rights of tenants; (b) Buyer shall deliver notice to Seller at least two (2) days prior to any scheduled interviews with tenants and shall invite Rockwood Realty Associates, Inc. ("Broker") to observe said interviews, should Broker elect to attend such scheduled interviews; (c) Seller or its designated representative shall have the right to pre-approve all intrusive physical testing and be present during any physical testing of the Property; and (d) Buyer shall return the Property to a condition which is as close as possible to that existing prior to such tests. Prior to such time as Buyer or any of Buyer's Representatives enter the Property, Buyer shall obtain policies of general liability insurance with limits of not less than $2,000,000 which name Seller as an additional insured and which are with such insurance companies, and provide such coverages as Seller shall reasonably require. Promptly after Seller's request therefor, Buyer shall provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.

    9.3  MUTUAL COVENANTS.

         9.3.1 PUBLICITY. Seller and Buyer each hereby covenant that (a) prior to the Closing (unless and to the extent required of Buyer earlier by law) neither Seller nor Buyer shall issue any press release or public statement (a "Release") with respect to the Transaction without the prior consent of the other, except to the extent required by law or regulation of any governmental authority or self-regulatory organization (i.e., NYSE, NASD), and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld). If either Seller or Buyer is required by law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.

         9.3.2 BROKER. Seller and Buyer expressly acknowledge that Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement, and that Seller shall pay any brokerage commission due to Broker in accordance with the separate agreement between Seller and Broker. Seller and Buyer each represents and warrants to the other that it has not dealt with any other broker in the Transaction and each agrees to hold harmless the other and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, reasonable attorneys' fees and disbursements) suffered by the indemnified party as a result of acts of the indemnifying party that would constitute a breach of its representation and warranty in this section.

         9.3.3 TAX REFUNDS AND CREDITS. All real estate and personal property tax refunds and credits with respect to the Property (net of costs of collection and any refunds due tenants) shall be apportioned between Buyer and Seller as follows:

              (a)  with respect to any refunds or credits
                   attributable to real estate and personal property taxes due and payable in the calendar year in which the Closing occurs (regardless of the year for which such taxes are assessed), such refunds and credits shall be apportioned between Buyer and Seller in proportion to the number of days in such calendar year that each party owned the Property (with title to the Property being deemed to have passed as of 12:01 a.m. on the Closing Date);

              (b)  with respect to any refunds or credits
                   attributable to real estate and personal property taxes due and payable during any period prior to the calendar year in which the Closing occurs (regardless of the year for which such taxes are assessed), Seller shall be entitled to the entire refunds and credits; and

              (c)  with respect to any refunds or credits
                   attributable to real estate and personal property taxes due and payable during any period after the calendar year in which the Closing occurs (regardless of the year for which such taxes are assessed), Buyer shall be entitled to the entire refunds and credits.

         9.3.4 SURVIVAL. The provisions of this Section 9.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.


                            ARTICLE 10

                      FAILURE OF CONDITIONS

    10.1 TO SELLER'S OBLIGATIONS. If, on or before the Closing Date, (i) Buyer is in default of any of its material obligations hereunder, or (ii) any of Buyer's material representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer's failure or refusal to perform its material obligations hereunder in a prompt and timely manner, then Seller may elect to terminate this Agreement by written notice to Buyer. Seller's sole remedy for Buyer's failure to close shall be to draw on the Letter of Credit and retain the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement.

    10.2 TO BUYER'S OBLIGATIONS. If, at the Closing, (i) Seller is in default of any of its material obligations hereunder, or
(ii) any of Seller's material representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller's failure or refusal to perform its material obligations hereunder in a prompt and timely manner, Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, immediately after which the Deposit shall be returned to Buyer, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller.


                            ARTICLE 11

                      CONDEMNATION/CASUALTY

    11.1 CONDEMNATION.

         11.1.1 RIGHT TO TERMINATE. If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of the Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) days after receipt of Seller's notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) day period shall be deemed an election not to terminate this Agreement. For purposes hereof, a "significant portion" of the Property shall mean such a portion as shall (i) have a value, as reasonably determined by Seller, in excess of One Million Dollars ($1,000,000.00) or (ii) result in an Anchor Tenant terminating its lease. If Buyer elects to terminate this Agreement as aforesaid, the provisions of Section 11.4 shall apply.

         11.1.2 ASSIGNMENT OF PROCEEDS. If (a) neither Seller nor Buyer elects to terminate this Agreement as aforesaid if all or any significant portion of the Property is taken, or if
    (b) a portion of the Property not constituting a significant portion of the Property is taken or becomes subject to a pending taking, by eminent domain, there shall be no abatement of the Purchase Price; provided, however, that, at the Closing, Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which have been actually paid to Seller prior to the Closing Date as a result of such taking and, to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, all awards for the taking of the Property or such portion thereof.

    11.2 DESTRUCTION OR DAMAGE. In the event any of the Property is damaged or destroyed prior to the Closing Date, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If any such damage or destruction (a) is a fully insured casualty, (b) would cost less than One Million Dollars ($1,000,000.00) to repair or restore, and (c) would not result in the termination of the lease of any Anchor Tenant, then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to the deductible amount applicable under Seller's casualty policy, and Seller shall assign to Buyer all of Seller's right, title and interest in and to all proceeds of insur-ance on account of such damage or destruction. In the event the Property is damaged or destroyed prior to the Closing Date and the cost of repair would equal or exceed One Million Dollars ($1,000,000.00) or the casualty is an uninsured casualty or results in the termination of the lease of an Anchor Tenant, then, notwithstanding anything to the contrary set forth above in this section, Buyer shall have the right, at its election, to terminate this Agreement. Buyer shall have thirty (30) days after Seller notifies Buyer that a casualty has occurred to make such election by delivery to Seller of a written election notice (the "Election Notice") and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to deliver the Election Notice within such thirty
(30) day period shall be deemed an election not to terminate this Agreement. In the event Buyer elects not to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect, Seller shall not settle or compromise any insurance claims, Seller shall assign to Buyer all of Seller's right, title and interest in and to any and all proceeds of insurance on account of such damage or destruction, if any, and, if the casualty was an insured casualty, Buyer shall receive a credit against the Purchase Price equal to the deductible amount under Seller's casualty insurance policy.

    11.3 INSURANCE. Seller shall maintain the property insurance coverage currently in effect for the Property through the Closing
Date.

    11.4 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 11.1 or Section 11.2, Seller promptly shall direct that the Deposit be refunded to Buyer. Upon such refund, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

    11.5 WAIVER. The provisions of this Article 11 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article 11.


                            ARTICLE 12

                            ESTOPPELS


    12.1 ESTOPPELS. Seller shall exercise good faith diligent efforts to obtain and deliver to Buyer as soon as possible, but no later than two business days prior to the expiration of the Due
Diligence Period, the following estoppels:

         12.1.1 GROUND LEASE ESTOPPEL LETTER. An executed estoppel letter from the landlord under the Ground Lease substantially in the form of EXHIBIT T attached hereto and incorporated herein by reference.

         12.1.2 TENANT ESTOPPEL LETTER. Executed estoppel letters from (a) each of those tenants identified on EXHIBIT L-1 attached hereto and incorporated herein by this reference as "Anchor Tenants" (the "Anchor Tenants"), (b) each tenant whose premises exceeds 4,000 rentable square feet ("Major Tenants"), and (c) other tenants collectively occupying no less than one hundred percent (100%) of the area leased under the Leases (excluding the area leased under the Leases with the Anchor Tenants and Major Tenants) (the "Other Tenants"). All of such estoppel letters shall be dated no earlier than forty-five (45) days prior to the initially scheduled Closing Date and shall be substantially in the form of EXHIBIT L-2 attached hereto and incorporated herein by this reference, without exceptions or qualifications. In the event Seller cannot for any reason obtain a tenant estoppel letter from a tenant from whom an estoppel letter is required, Seller
    (i) shall deliver to Buyer a Seller's estoppel letter in the form of EXHIBIT L-3 attached hereto (the "Landlord's Estoppel") with respect to up to five (5) Leases with Other Tenants for which Seller has not obtained a tenant estoppel, which Landlord's Estoppels Buyer shall accept in lieu of the required tenant estoppels, (ii) shall certify to Buyer a true, correct and complete copy of each Lease with a Major Tenant or Other Tenant for whom an estoppel letter has not been obtained, and (iii) may, at its option, deliver to Buyer a Landlord's Estoppel for up to two (2) Leases with a Major Tenant for which Seller has not obtained a tenant estoppel, and for whom the aggregate premises leased does not exceed 15,000 square feet which Landlord's Estoppels Buyer shall accept in lieu of the required tenant estoppels. Seller's liability under all Landlord's Estoppels and certifications of Leases shall expire and be of no further force or effect with respect to any claims first made after the first anniversary of the Closing Date; provided, however, that if Seller shall obtain a consistent estoppel certificate from any tenant after delivery of a Landlord's Estoppel or certification with respect to such tenant, Landlord's Estoppel or certification shall, as of the date of such tenant's estoppel letter, be without further force or effect.

         12.1.3 REA ESTOPPEL LETTERS. Executed estoppel letters from each party to the reciprocal easement agreements encumbering the Real Property in form reasonably acceptable to Buyer dated no earlier than the date hereof. Buyer shall provide Seller the form of such estoppel and a list of the parties from whom it must be obtained within seven (7) days after the date of this Agreement.

         12.1.4 MISSING ESTOPPELS. Notwithstanding anything to the contrary contained herein, Seller shall have no liability for failure to deliver any estoppel letter required under Sections 6.3(f), (g) or (h) (other than required Landlord Estoppels), if Seller could not obtain such estoppel letter after exercising good faith diligent efforts.


                            ARTICLE 13

                         LEASING MATTERS

    13.1 NEW LEASES. After the date hereof, Seller shall not, without Buyer's prior written consent in each instance, which consent shall not be unreasonably withheld and shall be given or denied, with the reasons for such denial specified in reasonable detail, within five (5) business days after receipt by Buyer of the information referred to in the next sentence, enter into a new lease for space in the Property (except any of the prospective leases (the "Prospective Leases" listed on Exhibit S attached hereto) or renew or extend any Lease (except as described on Exhibit S or pursuant to the exercise by a tenant of a renewal, extension or expansion option contained in such tenant's Lease). Without limiting the generality of the foregoing, Buyer shall be deemed reasonable in withholding its consent if it in good faith determines that the terms of such new lease are below market terms therefor or if the proposed tenant, use or lease is inconsistent in any materially adverse way with the leasing parameters previously established with respect to the Property. Seller shall furnish Buyer with all information regarding any proposed new leases, renewals and extensions reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action (including, without limitation, copies of final versions thereof). If Buyer fails to object in writing to any such proposed new lease, renewal or extension, as the case may be, within four (4) business days after receipt of the aforementioned information, Seller may give Buyer a second notice. If Buyer fails to object in writing within one (1) business day after receipt of such second notice, Buyer shall be deemed to have approved the proposed new lease, renewal or extension, as the case may be.

    13.2 LEASE EXPENSES. At Closing, Buyer shall reimburse Seller for any and all fees paid by Seller prior to Closing or costs and expenses incurred by Seller prior to Closing (such fees, costs and expenses being herein collectively called the "Lease Expenses"), arising out of or in connection with:

         (a)  to the extent approved by Buyer pursuant to
    Section 13.1 above, any lease for space at the Property entered into between the date of the full execution of the Letter of Interest and the Closing Date, or any extension, renewal or expansion of a Lease where such Lease does not provide for its extension, renewal or expansion, entered into on or after the date of the full execution of the Letter of Interest (a "New Lease"); and

         (b)  the proposed lease with Eddie Bauer.

    Lease Expenses shall include, without limitation,
(i) brokerage commissions and fees to effect any such leasing transaction (including commissions payable to the property manager), (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction (with respect to New Leases, to the extent such expenses are reflected in the lease or in any documentation provided to Buyer prior to its consent to a New Lease),
(iii) reasonable legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (iv) if there are any rent concessions covering any period that the tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (A) with respect to any extension or renewal, the term of such extension or renewal, (B) with respect to any expansion, that portion of the term remaining under the subject Lease after the date of any expansion, or (C) with respect to any New Lease, the entire initial, the entire term of any New Lease, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New
Lease to the landlord under another lease (whether or not such other lease covers space in the Property) (with respect to New
Leases, to the extent such expenses are reflected in the lease or in any documentation provided to Buyer prior to its consent to a New Lease). At the Closing, Buyer shall assume Seller's obligations to pay, when due (whether on a stated due date or accelerated) any Lease Expenses unpaid as of the Closing, and Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all claims for such Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein.
Seller shall itemize such unpaid Lease expenses for Buyer at Closing. Each party shall make available to the other all records, bills, vouchers and other data in such party's control verifying
Lease Expenses and the payment thereof.

    13.3 OTHER LEASE ACTIVITY.  Except as provided in this
Section 13.3 or described on Exhibit S hereto, without the prior consent of Buyer, which shall not be unreasonably withheld (a) no Lease shall be modified or amended except as provided in Section
13.1 with respect to extensions, renewals or expansions of Leases and the execution of New Leases, (b) Seller shall not consent to any assignment or sublease in connection with any Lease or New Lease, (c) Seller shall not remove any tenant under any Lease or New Lease, whether by summary proceedings or otherwise, except by reason of a default of the tenant under the Lease or New Lease, and
(d) Seller shall not consent to any material alterations or waive any of Seller's rights under any Lease or New Lease. In furtherance of the foregoing, Seller shall deliver to Buyer a written notice of each proposed action of the type described in clauses (a) through (c) above which Seller has been asked or proposes to take, stating, if applicable, whether Seller is willing to consent to such action and setting forth the relevant information therefor. Buyer shall notify Seller in writing whether or not it approves such action within four (4) business days after delivery to Buyer of Seller's notice containing the aforementioned information. If Buyer notifies Seller that it disapproves such action, Buyer's notice shall state with specificity the reasons for such disapproval. If Buyer shall not give written notice of its disapproval of such action within such four (4) business day period, Seller may give Buyer a second notice. If Buyer fails to object in writing within one (1) business day after receipt of such second notice, Buyer shall be deemed to have approved such action. If any Lease requires that the landlord's consent be given under the applicable circumstances (or not be unreasonably withheld), then Buyer shall be deemed ipso facto to have approved such action. Subject to its reimbursement rights pursuant to Section 13.2, Seller shall perform all of the obligations of the landlord under the Leases and New Leases which under the terms of such Leases and New Leases are required to be performed by the landlord prior to the Closing Date.

    13.4 LEASE ENFORCEMENT.  Subject to the provisions of Section
13.3 above, prior to the Closing Date, Seller shall have the right, but not the obligation (except to the extent that Seller's failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease or New Lease, by summary proceedings or otherwise, and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants.

    13.5 LEASE TERMINATION PRIOR TO CLOSING.   The termination of
any Lease or New Lease or the removal of any tenant by reason of a default by such tenant (by summary proceedings or otherwise) prior to the Closing shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer against Seller.


                            ARTICLE 14

                          MISCELLANEOUS

    14.1 BUYER'S ASSIGNMENT. Other than any assignment to an affiliate of Buyer or CBL & Associates Properties, Inc. ("CBL"), Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment shall be null and void. The sale of stock in CBL shall not constitute a transfer of this Agreement.

    14.2 DESIGNATION AGREEMENT. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the "Reporting Requirements") require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent ("Agent") is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or
(ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements).
Accordingly:

         (a) Agent is hereby designated as the "Reporting Person" (as defined in the Reporting Requirements) for the Transaction. Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

         (b) Seller and Buyer shall furnish to Agent, in a timely manner, any information requested by Agent and necessary for Agent to perform its duties as Reporting Person for the Transaction.

         (c) Agent hereby requests Seller to furnish to Agent Seller's correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Agent with Seller's correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Agent, under penalties of perjury, that Seller's correct taxpayer identification number is 22-1211670.

         (d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

    14.3 SURVIVAL/MERGER. Except for the provisions of this Agreement which are explicitly stated to survive the Closing,
(a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

    14.4 INTEGRATION; WAIVER. This Agreement, together with the Schedules and Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

    14.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of Illinois.

    14.6 CAPTIONS NOT BINDING; SCHEDULES AND EXHIBITS. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Schedules and Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

    14.7 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    14.8 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

    14.9 NOTICES. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service or by telecopy with confirmed receipt) or three
(3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

         IF TO BUYER:

         St. Clair Square Limited Partnership
         6148 Lee Highway, Suite 300
         Chattanooga, Tennessee 37421
         Attention: Steve Arnsdorff
         Telecopy: (423) 490-8390


         COPY TO:

         Willkie Farr & Gallagher
         One Citcorp Center
         153 East 53rd Street
         New York, New York 10022-4677
         Attention:  Eugene A. Pinover, Esq.
         Telecopy: (212) 821-8111


         IF TO SELLER:

         The Prudential Insurance Company of America
         8 Campus Drive, 4th Floor
         Arbor Circle South
         Parsippany, New Jersey 07054-4493
         Attention:  Peter Ruggiero
         Telecopy: (201) 683-1790


         COPY TO:

         The Prudential Insurance Company of America
         PAMG-RE Law Department
         8 Campus Drive, 4th Floor
         Arbor Circle South
         Parsippany, New Jersey 07054-4493
         Attention:  Law Department
         Telecopy:  (201) 683-1788

    14.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

    14.11 NO RECORDATION. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all costs, expenses and damages, including, without limitation, reasonable attorneys' fees and disbursements, incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument.

    14.12 ADDITIONAL AGREEMENTS; FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

    14.13 CONSTRUCTION. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

    14.14     ERISA.  In reliance upon that certain letter dated
October 9, 1996 by Seller to CBL & Associates Properties, to satisfy compliance with ERISA, Buyer represents and warrants to Seller that:

         (a) Neither Buyer nor any of its affiliates (within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor ("PTE 84-14") has, or during the immediately preceding year has exercised, the authority to appoint or terminate Seller as investment manager of any assets of the employee benefit plans which hold more than a 10% interest in PRISA II or to negotiate the terms of any management agreement with PRISA II on behalf of any such plan;

         (b) The Transaction is not specifically excluded by Part I(b) of PTE 84-14;

         (c) Buyer is not a related party of Seller (as defined in Part V(h) of PTE 84-14); and

         (d) The terms of the Transaction have been negotiated and determined at arm's length, as such terms would be negotiated and determined by unrelated parties.

         Buyer hereby agrees to execute such documents or provide such information as Seller may reasonably require in connection with the Transaction or to otherwise assure Seller that: (i) this is not a prohibited Transaction under ERISA,
    (ii) that the Transaction is otherwise in full compliance with ERISA and (iii) that Seller is not in violation of ERISA by compliance with this Agreement and by closing the Transaction. Neither Seller nor Buyer shall be obligated to consummate the Transaction unless and until the Transaction complies with ERISA and Seller is satisfied that the Transaction complies in all respects with ERISA. The obligations of Buyer under this section shall survive the Closing and shall not be merged therein.

    14.15 BUSINESS DAY. As used herein, the term "business day" shall mean any day other than a Saturday, Sunday, or any Federal or State of Illinois holiday.

    14.16     SELLER'S MAXIMUM AGGREGATE LIABILITY.
Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer, under this Agreement (including, without limitation, the breach of any representations and warranties contained herein) and any and all documents executed pursuant hereto or in connection herewith (including, without limitation, any Seller's estoppel letter provided in accordance with the terms of Section 6.3(e) hereof), for which a claim is timely made by Buyer shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000.00). The provisions of this section shall survive the Closing and shall not be merged therein.

    IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.


                                  THE PRUDENTIAL INSURANCE
                                  COMPANY OF AMERICA

                                    By: Peter L. Ruggiero
                                       ------------------------
                                  Name: Peter L. Ruggiero
                                       ------------------------
                                   Its: Vice President
                                       ------------------------
                                  Date: 10/9/96
                                       ------------------------


                                  ST. CLAIR SQUARE LIMITED
                                  PARTNERSHIP, an Illinois
                                  limited partnership

                                    By:  St. Clair Square GP,
                                         Inc., an Illinois
                                         corporation, its general
                                         partner

                                    By: John N. Foy
                                       -------------------------
                                  Name: John N. Foy
                                       -------------------------
                                   Its: Executive Vice President
                                        10/10/96
                                 Dated:-------------------------
___________________________________________________________________________